Exhibit 99.1

EVERGREEN ENERGY INC ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS

DENVER, November 1, 2006 - Evergreen Energy Inc (NYSE Arca: EEE) today reported financial results for the third quarter of 2006. The loss from operations for the third quarter of 2006 was $17.4 million or $0.22 per diluted share compared with $4.9 million or $0.07 per diluted share in the corresponding 2005 period. The loss for the first nine months of 2006 was $33.1 million or $0.43 per diluted share, as opposed to a $11.7 million loss or $0.18 per diluted share for the same period a year earlier. The wider loss in the third quarter 2006 is attributed to plant start-up costs as well as higher G&A expenses.

The third quarter 2006 results include a full quarter of operations from the Company’s Ft. Union facility in Gillette, Wyoming. In addition to the financial results, the Company confirmed that several customers have now received shipments of K-FuelTM Refined Coal and are in various stages of scheduling, conducting, or reviewing their test burns.

“In the third quarter, we continued to make progress towards our goal of becoming a vertically integrated energy production Company,” commented Mark Sexton, Chairman, and CEO. “Each time we ship K-FuelTM to a customer, or improve our operational processes, or sign an agreement with a business partner, we take a step closer towards the fulfillment of that vision.”

Recent Developments

During the third quarter, Evergreen Energy Inc ramped up production at its Ft. Union K-FuelTM plant and mine in Wyoming’s Power River Basin, which is the first plant producing K-FuelTM Refined Coal. During the course of the quarter, the Company shipped K-FuelTM Refined Coal to several customers.

“Our goals at the Ft. Union plant are simple: to maintain continuous operations and to manage it with a high level of quality, delivering clean, consistent Refined Coal,” added Sexton.

Also during the quarter, the Company announced it entered into a Technical Services Agreement with Bechtel Power Corporation for plant engineering standardization and design optimization of K-FuelTM Refined Coal plants. The Company expects this optimization activity to yield a replicable, scalable plant design footprint that will accelerate development of future K-FuelTM and K-Direct plants.

Evergreen Energy INC ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

Financial Results

Evergreen Energy Inc revenue for the third quarter of 2006 was $12.1 million compared to $100,000 in the third quarter of 2005. Revenue for the nine months ended September 30, 2006 was $23.8 million compared to $953,000 during the nine months ended September 30, 2005.

Plant start-up costs were $10.0 million and $458,000 for the third quarter ended 2006 and 2005, respectively.  Plant start-up costs were $17.2 million and $1.5 million for the nine months ended September 30, 2006 and 2005, respectively.

Plant start-up costs were higher than anticipated due to general start-up issues with this first-of-a-kind plant and the acceleration of initial production runs.  The commissioning of the facility at this accelerated pace led to a number of plant operating inefficiencies. Plant start-up costs included purchased raw materials, coal transportation, outsourced engineering and technical support, fluid processing, by-products and water disposal, and employee-related costs.  The Company incurred higher feed stock costs as they chose to purchase coal from a nearby mine and incurred trucking costs for the transportation of that purchased coal.  Outsourced engineering and employee-related costs were incurred to assist with the acceleration of the initial production. The water handling system was limited in its ability to process water from the production process.  Disposal of excess water required using third parties to transport water to state (or federal) approved disposal sites.  This resulted in higher water disposal costs.

The Company anticipates that the start-up costs will trend downward in the fourth quarter of 2006 through early 2007.  The Company believes that the start-up costs incurred in 2006 are not indicative of future continuous operations. Continuing operations are being improved by upgrading the existing water treatment system, eliminating plant inefficiencies, enhancing existing processing equipment and reducing support costs.

General and administrative costs for the third quarter 2006 were $8.2 million, compared with $2.9 million for the same period a year earlier. For the nine month period ended September 30, 2006, G&A was $19.5 million, compared with $9.2 million for the nine month period ended September 30, 2005. This included employee-related costs of $1.9 million in the third quarter 2006, compared to $971,000 in employee-related costs in the third quarter 2005. The increase was primarily attributable to the addition of staff to support plant operations and corporate functions. The Company also recognized a non-cash expense for equity compensation in the amounts of $2.6 million and $807,000, as a result of FAS 123(R) and performance based compensation, for the three months ended September 30, 2006 and 2005, respectively. For the nine-month period ended September 30, 2006 and 2005, these non-cash equity

Evergreen Energy INC ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

compensation costs were $7.4 million and $2 million, respectively.

During 2005, the Company entered into two agreements with Arch Coal, which were extended to allow additional time for evaluation. In connection with the extension, the expiration date for the warrants associated with the agreements was also extended and, pursuant to SFAS 123R, the Company recognized an additional $1.3 million of non-cash expense for the three and nine months ended September 30, 2006. Based on discussions with Arch Coal, both parties mutually agreed not to further extend these agreements. The agreement expired on September 30, 2006 and the warrant agreement expired on October 31, 2006. As market conditions and other circumstances change, the Company may enter into new agreements with Arch Coal.

Evergreen Energy Inc incurred $10.8 million in coal mining operating expenses in the third quarter 2006, up from $0 in the third quarter 2005. On a nine-month basis, ended September 30, 2006, mining expenses were $20.7 million, compared with $0 for the period ended September 30, 2005.

Depreciation and amortization expense was $1.7 million for the third quarter 2006 compared to $188,000 for the 2005 third quarter. For the nine month period ended September 30, 2006, Evergreen Energy Inc reported $3.6 million and reported $542,000 for the nine month period ended September 30, 2005. Evergreen Energy Inc expects depreciation expense to increase in the third quarter of 2006 as the Ft. Union plant moves into continuous commercial operations. Amortization on patents was $42,000 and $32,000 for the third quarters ended 2006 and 2005, respectively.

Other income was $1.5 million during the three months ended September 30, 2006 as compared to $503,000 for the same period ended in the prior year. On a nine month basis ended September 30, 2006 and September 30, 2005, other income was $5.3 million and $1.4 million, respectively. The majority of the increase in the third quarter 2006 is attributed to interest income, which was significantly higher compared to the same period in 2005, primarily as a result of its public stock offering in February 2006.

The initial capital budget for 2006 was $90 million for Evergreen. The Company has spent $31.3 million during the nine months ended September 30, 2006 on capital expenditures. Evergreen is reducing its capital expenditures to $44 million in 2006. The decrease is due to not purchasing a coal fired boiler for Ft. Union at the present time, as well as fewer costs on new construction projects that we now anticipate incurring in 2007.

Evergreen Energy INC ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

Evergreen Energy Inc’s combined cash, marketable securities and restricted cash balance at the end of the 2006 third quarter was $108 million, compared with $34 million on December 31, 2005. At September 30, 2006 Evergreen Energy Inc had no long-term debt.

Conference Call
Evergreen Energy Inc will host a conference call on Wednesday, November 1, 2006 at 11:30 a.m. Eastern Time (9:30 a.m. MT, 8:30 a.m. PT) with investors, analysts and other interested parties. Investors can access the conference call via a live webcast on the Company’s website, www.kfx.com, or by dialing 1-866-383-8108. Access code is 53274457 or Evergreen Energy Inc Conference Call. Investors calling from international locations should dial 617-597-5343.

An on-line archive of the call will be available at www.kfx.com for thirty days. Additionally, a replay of the call will be available by dialing 888-286-8010(domestic) or 617-801-6888 (International), pass code 79126719, through November 10, 2006.

About Evergreen Energy Inc
Evergreen Energy INC is leveraging a vertically integrated, coal-based platform to deliver combined energy, environmental and economic solutions, producing clean, efficient and affordable energy. Evergreen Energy is meeting the specific needs of vital industrial, international and public utility market customers. Our proprietary K-FuelTM process uses heat and pressure to physically and chemically transform high moisture, low BTU coals into a more energy efficient, lower emission fuel. A co-benefit of the K-FuelTM process is the removal of significant amounts of mercury and reductions in the emissions of carbon dioxide, sulfur dioxide and nitrogen oxides.

Please visit www.kfx.com for more information.

Forward Looking Statements
Statements in this news release that relate to future plans or projected results of Evergreen Energy Inc are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged

Evergreen Energy INC ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:            Evergreen Energy INC, Denver, CO
Analyst Contact:
Karli Anderson, Director of Investor Relations
303-293-2992

Media and Public Affairs Contact:
Paul Jacobson, Vice President of Corporate Communications
303-293-2992

###

Evergreen Energy INC ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

KFx INC
d/b/a EVERGREEN ENERGY INC
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2006	December 31, 2005
	(unaudited)
	(in thousands)

Assets
Current:
Cash and cash equivalents	$99,111	$28,793
Marketable securities	4,000	—
Accounts receivable	5,040	—
Inventory	2,707	64
Prepaid and other current assets	2,252	900
Total current assets	113,110	29,757
Property, plant and equipment, net of accumulated depreciation	106,138	4,679
Mineral rights and mine development, net of accumulated depletion	22,175	—
Construction in progress	13,386	71,612
Restricted cash	4,976	5,198
Patents, net of accumulated amortization	1,082	1,123
Deferred royalty cost, less current portion	1,448	1,461
Other assets	293	342
	$262,608	$114,172

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,745	$1,303
Accrued liabilities	7,267	8,365
Other current liabilities	218	179
Total current liabilities	12,230	9,847
Deferred revenue, less current portion	6,737	6,751
Asset retirement obligations	5,556	3,558
Other liabilities, less current portion	275	375
Total liabilities	24,798	20,531

Stockholders’ equity:
Preferred stock, $.001 par value, shares authorized 20,000; none outstanding	—	—
Common stock, $.001 par value, shares authorized 280,000; 82,019 and 68,143 shares issued and outstanding, respectively	82	68
Additional paid-in capital	422,728	245,443
Accumulated deficit	(185,000)	(151,870)
Total stockholders’ equity	237,810	93,641

	$262,608	$114,172

Evergreen Energy INC ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

KFx INC d/b/a EVERGREEN ENERGY INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands, except for per share amounts)

Operating revenues:
Mining	$11,849	$—	$23,262	$—
Licensing	42	5	277	782
K-Fuel	192	—	192	—
Consulting and other	14	95	50	171
Total operating revenue	12,097	100	23,781	953

Operating expenses:
General and administrative	8,195	2,938	19,528	9,197
Coal mining operating costs	10,841	—	20,713	—
Plant start-up costs	9,956	458	17,173	1,543
Depreciation, depletion and amortization	1,735	188	3,613	542
Research and development	262	549	1,091	1,154
Cost of licensing and consulting revenue	15	71	100	422
Bad debt	—	1,255	—	1,255
Total operating expenses	31,004	5,459	62,218	14,113

Operating loss	(18,907)	(5,359)	(38,437)	(13,160)

Other income (expense):
Other income (expense), net	4	1	1,082	(16)
Interest income, net	1,540	502	4,225	1,451
Total other income	1,544	503	5,307	1,435

Net loss	$(17,363)	$(4,856)	$(33,130)	$(11,725)

Basic and diluted net loss per common share	$(0.22)	$(0.07)	$(0.43)	$(0.18)
Weighted-average common shares outstanding	79,582	66,397	76,917	65,767

Evergreen Energy INC ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

KFx INC
d/b/a EVERGEEN ENERGY INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2006	2005
	(in thousands)

Increase (decrease) in cash and cash equivalents
Operating activities:
Net loss	$(33,130)	$(11,725)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation expense to employees and others	8,622	2,509
Depreciation, depletion and amortization	3,613	542
Bad debt	—	1,255
Asset retirement obligation accretion	159	104
Other	(55)	72
Changes in operating assets and liabilities, net of assets acquired:
Accounts receivable	(391)	—
Accounts receivable from related party	—	750
Inventory	(506)	—
Prepaid expenses and other assets	(589)	(233)
Deferred revenue and other current obligations	25	(702)
Accounts payable and accrued expenses	2,583	(856)
Cash used in operating activities	(19,669)	(8,284)

Investing activities:
Purchases of construction in progress	(32,182)	(30,419)
Purchases of property, plant and equipment	(2,493)	(703)
Purchase of marketable securities	(7,974)	—
Proceeds of marketable securities	3,974	—
Purchases of mineral rights and development	(1,026)	—
Cash paid for acquisition, net of cash received	(36,913)	(574)
Restricted cash	222	—
Other	(46)	310
Cash used in investing activities	(76,438)	(31,386)

Financing Activities:
Proceeds from exercise of options and warrants	21,922	7,167
Proceeds from issuance of common stock, net of offering costs	144,559	—
Payments on capital leases and note payable	(56)	(209)
Cash provided by financing activities	166,425	6,958

Increase (decrease) in cash and cash equivalents	70,318	(32,712)
Cash and cash equivalents, beginning of period	28,793	79,381
Cash and cash equivalents, end of period	$99,111	$46,669

Evergreen Energy INC ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430